EXHIBIT 10.87
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    DESCRIPTION OF PERFORMANCE GOALS FOR CO-CHIEF EXECUTIVE OFFICERS FOR THE
   2005 FISCAL YEAR UNDER THE 2004 KEY EXECUTIVE INCENTIVE COMPENSATION PLAN

On December 23, 2004, the Compensation Committee of the Board of Directors of Franklin Resources, Inc. (the "Company") established maximum individual target awards of $5,000,000 for the 2005 fiscal year for each of Mr. Martin L. Flanagan and Mr. Gregory E. Johnson under the Company's 2004 Key Executive Incentive Compensation Plan. If the Company's operating profit margin is at least 26.35% for the 2005 fiscal year, then each participant will receive $1,500,000 of the aggregate maximum individual target awards. If such operating profit margin is less than 26.35%, then each participant will forfeit any right to receive this $1,500,000 portion of the target awards. If the average percentage growth of earnings per share and pre-tax operating income for the 2005 fiscal year is 25% or greater, then each participant will receive $3,500,000 of the aggregate maximum individual target awards. If such percentage is 20% to 24%, then the award will be $2,800,000; if the percentage is 15% to 19%, then the award will be $2,100,000; if the percentage is 10% to 14%, then the award will be $1,400,000; and if the percentage is 5% to 9%, then the award will be $700,000. If such percentage is less than 5%, then each participant will forfeit any right to receive this $3,500,000 portion of the maximum target award. Notwithstanding these potential target awards, the actual awards payable to either or both of Mr. Flanagan and Mr. G. Johnson are subject to the Compensation Committee's authority to reduce the award otherwise payable to the participant. The awards are payable in cash or Company stock at the discretion of the Compensation Committee.